EXHIBIT 12

                        GRANITE BROADCASTING CORPORATION
                COMPUTATION OF RATIO OF LONG-TERM DEBT TO EBITDA
                          (In thousands except ratios)

                                                                                                       Pro Forma
                                                           Years ended December 31,                  Latest Twelve
                                       -----------------------------------------------------------   Months Ended
                                                                                           1996        March 31,
                                         1992      1993      1994      1995      1996    Pro Forma       1997
                                       -------   -------   -------   -------   --------   --------     --------
Operating income                       $ 6,865   $ 6,949   $14,513   $27,157   $ 33,811   $ 42,027     $ 39,955

Add:  Depreciation                       2,279     2,398     3,420     4,514      6,144      6,425        6,586
      Amortization                       3,983     3,864     4,715     9,330     11,824     16,158       16,687
      Non-cash compensation expense                  123       282       363        496        496          574
                                       -------   -------   -------   -------   --------   --------     --------
EBITDA                                  13,127    13,334    22,930    41,364     52,275     65,106       63,802
Total long-term debt                    99,315    97,750    95,000   341,000    351,561    378,961      373,746
                                       -------   -------   -------   -------   --------   --------     --------

Ratio of long-term debt to EBITDA         7.57x     7.33x     4.14x     8.24x      6.73x      5.82x        5.86x
                                       =======   =======   =======   =======   ========   ========     ========